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TARGETCO ACQUISITION AGREEMENT ENTERED INTO THIS 3RD DAY OF AUGUST, 1998.

BETWEEN:

             FUTURELINK DISTRIBUTION CORP. (A COLORADO CORPORATION)

                      (hereinafter called "FutureLink USA")

                                     - and -

             FUTURELINK DISTRIBUTION CORP. (AN ALBERTA CORPORATION)

                    (hereinafter called "FutureLink Alberta")

                                    RECITALS
WHEREAS:

     1. The Board of directors of FutureLink Alberta wishes to encourage FutureLink USA to make a take-over bid to the shareholders of FutureLink Alberta by offering to purchase all of the outstanding Class "A" Common Voting Shares.

     2. The board of directors of FutureLink Alberta has determined that it would be in the best interest of FutureLink Alberta and its shareholders to recommend acceptance of the FutureLink USA offer to the shareholders of FutureLink Alberta to cooperate with FutureLink USA and take all reasonable action to support the FutureLink USA offer.

     3. The board of directors of FutureLink Alberta has determined that it would be in the best interest of FutureLink Alberta and its shareholders to enter into this Agreement; and

     4. FutureLink USA is willing to make an offer subject to the terms and conditions of this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereby agree as follows:

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                                    ARTICLE I
                                    THE OFFER

1.1   THE OFFER

(a) Subject to the terms and conditions of this Agreement, FutureLink USA agrees to mail on or about August 3, 1998 or so soon as the documentation is available to the holders of Class "A" Common Voting Shares of FutureLink Alberta an offer to purchase all of the outstanding Class "A" Common Voting Shares of FutureLink Alberta, by the exchange of one (1) FutureLink USA Common Share for each issued and outstanding FutureLink Alberta Class A Common Voting Share subject to the terms and conditions set out in the Offer marked as Schedule "A" to this Agreement (as such Offer may be amended from time to time as permitted under this Agreement. FutureLink USA expressly reserves the right to modify the terms of the Offer except that, without the prior written consent of FutureLink Alberta, FutureLink USA shall not reduce the Offer price; change the form of consideration payable under the Offer; or add to, amend or change any of the Offer terms in any manner adverse to the holders of Shares.

(b) The Offering shall expire approximately 21 calendar days after it is commenced (or, if such date is not a business day, on the next following business day), provided that the Offer may be extended, at the sole discretion of FutureLink USA, if the conditions thereto set forth in Schedule "A" hereto are not satisfied on the expiry day of the Offer. Subject to the satisfaction or waiver of the conditions set forth in Schedule "A" hereto, FutureLink USA shall within the time periods required by law take up and pay for all Class "A" Common Voting Shares validly tendered (and not properly withdraw) pursuant to the Offer. FutureLink USA shall use its reasonable commercial efforts to consummate the Offer, subject only to the terms and conditions hereof.

1.2   FUTURELINK ALBERTA APPROVAL OF THE OFFER

(a) FutureLink Alberta represents that its board of directors, upon consultation with its advisors, has determined unanimously that:

      (i) the Offer is fair to and is in the best interest of FutureLink Alberta and its Shareholders

      (ii) The board of directors will recommend that FutureLink Alberta Shareholders accept the Offer; and

      (iii) this Agreement is in the best interests of FutureLink Alberta and the Shareholders;


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(b)   FutureLink Alberta represents that its board of directors has received an opinion from CST Financial Services Inc., that the Offer is fair from a financial point of view to the Shareholders.

1.3   POST OFFER COVENANTS

      If FutureLink USA takes up and pays for Class "A" Common Voting Shares pursuant to the Offer, FutureLink USA and FutureLink Alberta agree to use all reasonable commercial efforts to enable FutureLink USA to acquire the balance of the Class "A" Common Voting Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction carried out for a consideration at least of equal value of the consideration paid in the Offer.

1.4   OUTSTANDING STOCK OPTIONS

      FutureLink Alberta agrees and represents that its board of directors has determined unanimously to use its and their respective best efforts to encourage and facilitate all persons holding options to purchase Class "A" Common Voting Shares pursuant to FutureLink Alberta's employee stock option plan and other compensation arrangements or otherwise, to exercise their option prior to the expiry of the Offer and to tender all Class "A" Common Voting Shares issued in connection therewith to the Offer. FutureLink Alberta further agrees and represents that its board of directors shall authorize and direct FutureLink Alberta to cause the accelerated vesting of all stock option entitlements prior to the Expiry Date.

                                   ARTICLE II
                         COVENANTS OF FUTURELINK ALBERTA

2.1   ORDINARY COURSE OF BUSINESS

      FutureLink Alberta covenants and agrees that;

            (a) FutureLink Alberta shall conduct its business only, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

            (b) FutureLink Alberta shall not directly or indirectly do or permit to occur any of the following:

                  (i) issue, sell pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease dispose of or encumber:


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                        (a)   Any additional shares of, or any options,
                              warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of FutureLink Alberta (other than pursuant to the exercise, or

                        (b) except with the usual, ordinary and regular course of business and consistent with past practice, any assets of FutureLink Alberta.

                  (ii)    amend or propose to amend its articles or by-laws;

                  (iii) split, combine or reclassify any outstanding Class "A" Common Voting Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Class "A" Common Voting Shares;

                  (iv) redeem, purchase or offer to purchase any Class "A" Common Voting Shares or other securities of FutureLink Alberta;

                  (v) reorganize, amalgamate or merge FutureLink Alberta with any other person, corporation, partnership or other business organization whatsoever;

                  (vi) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any persona, corporation, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

                  (vii) except in the usual, ordinary and regular course of business and consistent with past practice, satisfy any material claims or liabilities except such as have been reserved against in FutureLink Alberta's financial statements delivered to FutureLink USA, relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or


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                  (viii)  incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice not in excess of $500,000 other than renewals of existing credit facilities;

      (c) FutureLink Alberta shall cooperate with FutureLink USA in structuring the acquisition by FutureLink USA of FutureLink Alberta in a tax efficient manner provided that no such cooperation shall be required where such structuring shall have any adverse effect on FutureLink Alberta.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF FUTURELINK ALBERTA

3.1   REPRESENTATIONS

      FutureLink Alberta hereby represents to FutureLink USA that the information as it relates to FutureLink Alberta as set forth in Schedule "B" to this Agreement are accurate and FutureLink Alberta hereby warrants the accuracy of the representations contained therein (and acknowledge that FutureLink USA is relying upon those representations and warranties in connection with entering into this Agreement).

3.1   INVESTIGATION

      Any investigation by FutureLink USA and its advisors shall not mitigate, diminish or affect the representations and warranties of FutureLink Alberta provided pursuant to this Agreement. Where the provisions of Schedule "B" or elsewhere in this Agreement refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of FutureLink Alberta.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FUTURELINK USA

4.1   REPRESENTATIONS

      FutureLink USA hereby represents and warrants to FutureLink Alberta that the information as it relates to FutureLink USA as set forth in The Circular attached as Schedule B to this Agreement are accurate and FutureLink USA hereby warrants the accuracy of the representations contained


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      therein (and acknowledges that FutureLink Alberta is relying upon such representations and warranties in connection with the entering into of this Agreement).

                                    ARTICLE V
                                MUTUAL COVENANTS

5.1   FURTHER ASSURANCES

      Subject to the terms and conditions herein, FutureLink USA and FutureLink Alberta agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. FutureLink Alberta and FutureLink USA will use their commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases, and other contracts or agreements (including in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to FutureLink Alberta's operations), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.

                                   ARTICLE VI
                                   TERMINATION

6.1   TERMINATION

      This Agreement may be terminated at any time prior to the Effective Time:

      (a)   by mutual written consent of FutureLink USA and FutureLink Alberta;

      (b) by either FutureLink USA or FutureLink Alberta after September 30, 1998 if FutureLink USA has not purchased Class "A" Common Voting Shares pursuant to the Offer;


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      (c)   by either FutureLink USA or FutureLink Alberta, if the conditions of the Offer has not been satisfied or waived on the Expiry Date.

      In the event of the termination of this Agreement as provided in this
      Section 6.1, (i) this Agreement shall forthwith become void and there shall be no liability on the part of FutureLink USA or FutureLink Alberta

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1   ENTIRE AGREEMENT

      This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto.

7.2   COUNTERPARTS

      This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

7.3   SEVERABILITY

      If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effect, impaired, or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

7.4   CHOICE OF LAW

      This Agreement shall be governed by, construed and in accordance with the laws of the Province of Alberta.


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7.5   REMEDIES

      The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent non-compliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

            IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

                                        FUTURELINK DISTRIBUTION CORP.
                                        (a Colorado Corporation)

                                        PER:
                                             -----------------------------------
                                             Cameron Chell, President


                                        FUTURELINK DISTRIBUTION CORP.
                                        (an Alberta Corporation)

                                        PER:
                                             -----------------------------------
                                             Cameron Chell, President


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